Exhibit 23.1

[LETTERHEAD OF TANNER & CO.]

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation in this registration statement on Form SB-2 our report dated April 15, 2004, for the fiscal years ended December 31, 2003 and 2002, and to all references to our Firm included in this registration statement on Form SB-2.

/s/ Tanner & Co.

Salt Lake City, Utah

September 28, 2004